Addendum to Distribution Agreement Dated
August 30, 2005
Between
ALPS Distributors, Inc.
and
Firsthand Funds

THIS ADDENDUM is made as of April 9, 2007, by and between ALPS Fund Services, Inc. (“ALPS”), and Firsthand Funds (“Funds”).

WHEREAS, ALPS and the Funds have entered into a Distribution Agreement (the “Agreement”) dated August 30, 2005;

WHEREAS, effective April 9, 2007, ALPS will move to 1290 Broadway, Suite 1100, Denver, CO 80203.

WHEREAS, in light of the foregoing, ALPS and the Funds wish to modify the provisions of the Agreement to reflect ALPS’ new address.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.        ALPS’ Address.  All references to ALPS’ address as 1625 Broadway, Suite 2200, Denver, CO 80202 within the Agreement shall be replaced with references to 1290 Broadway, Suite 1100, Denver, CO 80203.

2.        Remainder of the Agreement.  All other provisions of the Agreement shall remain unchanged.

IN WITNESS WHEREOF, this Addendum has been executed by a duly authorized representative of each of the parties hereto as of the date of the Addendum first set forth above.

ALPS Distributors, Inc.	Firsthand Funds

By: /s/ Jeremy O. May	By: /s/ Yaroub Bellawala
Name: Jeremy O. May	Name: Yaroub Bellawala
Title: Managing Director	Title: Secretary